Atlas Informs Investors of Potential Exercise of Warrants and Approaching Tax Loss Thresholds
Chicago, Illinois (May 10, 2013) - Atlas Financial Holdings, Inc. (NASDAQ: AFH; TSX.V: AFH) (“Atlas” or the “Company”) informs current and prospective investors of the receipt of notice from an existing warrantholder of the Company of its intention to exercise its outstanding warrants and thereby purchase ordinary common shares of the Company, and that as a result of this exercise, the Company would be approaching a triggering event as determined under Section 382 of the Internal Revenue Code of 1986 (“IRC Section 382”). Under IRC Section 382, the use of the Company's net operating loss and other carryforwards would be significantly limited in the event of an "ownership change", which is defined as a cumulative change of more than 50% during any three-year period by shareholders of the Company's shares.
This event can be triggered by any current or future shareholder who purchases or sells any amount of shares, or any warrantholder who exercises any warrants, that would create an ownership shift significant enough to trigger the IRC Section 382 limit. Even small fluctuations in the ownership of shareholders owning 5% or more of the Company's stock, or new shareholders acquiring 5% or more of the Company's stock, or the issuance of new shares by the Company in response to a warrant exercise, could trigger the IRC Section 382 limit. Provided there has not been an “ownership change” before December 31, 2013, the consequences of such actions are expected to be less critical to the Company.
At December 31, 2012, Atlas had total tax effected federal net operating loss carryforwards of approximately $16.1 million (or $2.62 per common share of which the Company currently has an overall allowance of $1.83 per common share with $0.79 net per common share currently included in book value per common share) and unless otherwise restricted, the Company may utilize these tax attributes to offset future U.S. and state taxable income. If the IRC Section 382 limitation is triggered, this may decrease the after-tax cash flow generated from Company profits in a meaningful way.
About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.
For more information about Atlas, please visit www.atlas-fin.com.
Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company and American Service Insurance Company, Inc. Additional information about Atlas, including a copy of Atlas' 2012 Form 10-K financial statements and Management Discussion & Analysis, can be accessed on the Canadian Securities Administrators' website at www.sedar.com, via the U.S. Securities and Exchange Commission internet site at www.sec.gov or through Atlas' website at www.atlas-fin.com.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate”, “expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2012 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                     The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                        aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, Associate
212-836-9615
tdowns@equityny.com

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